Exhibit 3.1

Articles of Incorporation of SYLA Technologies Co., Ltd.

Articles of incorporation

CHAPTER 1. GENERAL PROVISIONS

(Trade Name)

Article 1	The Company shall be referred to as SYLA Technologies Co., Ltd. and in English it shall be referred to as SYLA Technologies Co., Ltd.

(Purpose)

Article 2	The purpose of the Company shall be to engage in the following businesses :

1	Sale, lease, management and brokerage of real estate
2	Planning, research and design related to urban development
3	Planning, investigation and design of effective use of land and buildings
4	Construction work
5	Extension, reconstruction, rebuilding and renovation of housing
6	Contracting of marketing research
7	Publication of various publications
8	Non-life insurance agency business
9	Business related to sales of life insurance
10	Real estate securitization business
11	Management of an architect’s office
12	Agency services for communications business
13	Development and sales of computer software
14	Worker Dispatching Business
15	Fee-charging employment agencies
16	Financial services
17	Sale of apparel

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18	Management of restaurants and coffee shops
19	Operation of fresh flower shop
20	Management consulting services
21	Undertaking employee training at a company
22	Planning, drafting, designing, construction management and consulting services related to various buildings, structures, landscaping, store layouts, etc.
23	Direct mail consignment business
24	Sales, installation, construction, management and maintenance of photovoltaic systems; Maintenance, research and development, and related consulting
25	Sales of electricity generated by solar power generation
26	Any other lawful business

(Location of Head Office)

Article 3	The head office of the Company shall be located in Shibuya Ward, Tokyo.

(Organizational Structure)

Article 4.	In addition to the General Meeting of Shareholders and Directors, the Company shall establish the following organizations :

1	Board of Directors
2	Corporate Auditors
3	Board of Corporate Auditors

(Method of Public Notice)

Article 5	The method of public notice of the Company shall be published in the Nikkan Kogyo Shimbun.

Chapter 2 Shares

(Total Number of Authorized Shares)

Article 6.	The total number of shares issuable by the Company shall be ten million (10 million) shares.

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(Issuance of Share Certificates)

Article 7.	The Company shall issue share certificates for its shares.

(Restriction on Transfer of Shares)

Article 8.	In order to acquire the shares of the Company by transfer, approval of the Board of Directors shall not be needed.

(Demand for Sale of Shares to Heirs, etc.)

Article 9.	The Company may demand that any person who has acquired shares of the Company by inheritance or other general succession sell such shares to the Company.

(Shareholder Register Administrator)

Article 10.	The Company shall appoint a shareholder register administrator.

②	The shareholder register administrator and his / her office shall be determined by resolution of the Board of Directors.

③	Preparation and keeping of the register of shareholders, the register of share options and the register of lost share certificates of the Company and other administrative affairs concerning the register of shareholders, the register of share options and the register of lost share certificates shall be entrusted to the administrator of the register of shareholders and shall not be handled by the Company.

(Rules for Handling Shares)

Article 11.	The handling of shares of the Company and the therefor shall be governed by laws and regulations, these Articles of Incorporation, and the Share Handling Regulations established by the Board of Directors.

(Cases Where Entitlement to the Allotment of Shares, etc. is Granted)

Article 12.	The Company shall hold shares of the Company (including shares resulting from disposal of treasury shares). In cases where the right to receive the allotment of shares or Share Options is to be granted to shareholders in the solicitation of persons to subscribe for New Shares or New Share Options, the matters concerning such solicitation, the fact that the right to receive the allotment of such shares or New Share Options is to be granted to shareholders and the date of application for subscription shall be determined by a resolution of the board of directors.

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Chapter 3 General Meeting of Shareholders

(Convocation)

Article 13.	An Ordinary General Meeting of Shareholders of the Company shall be convened within three (3) months from the day following the last day of each business year, and an Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

(Record Date of Annual Shareholders Meeting)

Article 14.	The record date for voting rights at the Annual General Meeting of Shareholders of the Company shall be December 31 of each year.

(Convenor and Chairperson)

Article 15.	Unless otherwise provided for in laws and regulations, the General Meeting of Shareholders shall be convened by the President and Chief Executive Officer by a resolution of the Board of Directors and shall be chaired by the President.

②	In the event that the President is unable to attend the General Meeting of Shareholders, another Director shall convene the General Meeting of Shareholders in accordance with the order determined in advance by the Board of Directors and shall act as the Chairman.

(Disclosure and Deemed Provision of Reference Documents for Shareholders Meeting, etc. on the Internet)

Article 16	When calling a General Meeting of Shareholders, the Company may be deemed to have provided to shareholders by disclosing information on matters to be stated or indicated in the Reference Documents for the General Meeting of Shareholders, the Business Report, the Non-consolidated Financial Statements and the Consolidated Financial Statements via the Internet in accordance with the provisions of the applicable Ordinance of the Ministry of Justice.

(Method of Resolution)

Article 17.	Unless otherwise provided for in laws and regulations or these Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be made by a majority of the voting rights of the shareholders who are present and entitled to exercise their voting rights.

②	Resolutions of the General Meeting of Shareholders set forth in Article 309, Paragraph 2 of the Companies Act shall be made by at least two-thirds of the voting rights of attending shareholders at a meeting where shareholders holding at least one third of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

(Exercise of voting rights by proxy)

Article 18.	A shareholder may exercise his / her voting rights by appointing another shareholder with voting rights of the Company as his / her proxy.

②	Shareholders or proxies shall submit to the Company a document evidencing the authority of proxy for each General Meeting of Shareholders.

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(Minutes of Shareholders Meeting)

Article 19.	The outline of the proceedings at the General Meeting of Shareholders, the results thereof, and other matters prescribed by laws and regulations shall be described or recorded in the minutes.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 20.	The Company shall have no more than ten (10) Directors.

(Method of Election of Directors)

Article 21.	The Directors shall be elected at a general meeting of shareholders.

②	Resolutions on the election of Directors shall be adopted by a majority of the voting rights of attending shareholders at a meeting where shareholders holding one third or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

③	Cumulative voting shall not be used for the election of Directors.

(Directors’ Terms of Office)

Article 22.	The term of office of Directors shall be until the conclusion of the Annual General Meeting of Shareholders for the last business year ending within ten (10) years after their election.

②	The term of office of a Director who is elected as a substitute for a Director who resigned before the expiration of the term of office or due to an increase in the number of Directors shall be the same as the remaining term of office of the predecessor or other incumbent Directors.

(Representative Directors and Directors with Special Titles)

Article 23.	The Board of Directors shall appoint the Representative Director by its resolution.

②	The Board of Directors may, by its resolution, appoint one (1) Chairman of the Board of Directors and one (1) President and President, and a few (1) Executive Vice Presidents, Senior Managing Directors and Managing Directors.

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(Convenor and Chairperson)

Article 24.	Unless otherwise provided for in laws and regulations, the President and CEO shall convene a meeting of the Board of Directors and preside over it.

(ii)	In the event that the President is unable to attend a meeting of the Board of Directors, another Director shall convene the meeting of the Board of Directors in accordance with the order determined in advance by the Board of Directors and shall act as the chairperson thereof.

(Notice of Calling)

Article 25.	Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Audit & Supervisory Board Member at least three days prior to the date of the meeting. Provided, however, that this period may be shortened in case of urgent necessity.

(ii)	With the consent of all Directors and Audit & Supervisory Board Members, a meeting of the Board of Directors may be held without convocation procedures.

(Method of Resolution)

Article 26.	Resolutions of the Board of Directors shall be made by a majority of the Directors present at the meeting where a majority of the Directors entitled to participate in the vote are present.

(Omission of Resolutions of the Board of Directors)

Article 27.	In the event that the requirements of Article 370 of the Companies Act are satisfied, the Company shall be subject to a resolution of the Board of Directors.

Of this Regulation.

(Minutes of the Board of Directors

Article 28.	A summary of the proceedings at the Board of Directors meeting, the results thereof, and other matters prescribed by laws and regulations shall be recorded in the minutes, and the Directors and Audit & Supervisory Board Members present at the meeting shall affix their names and seals or electronic signatures thereto.

(Regulations of the Board of Directors

Article 29	Matters relating to the Board of Directors shall be governed by laws and regulations, these Articles of Incorporation, and the Regulations of the Board of Directors determined by the Board of Directors.

(Directors’ Exemption from Liability)

Article 30	The Company shall, pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, appoint Directors (including former Directors) who have failed to perform their duties. ) to the extent permitted by law.

May be exempted by resolution of the Board of Directors.

②	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may elect directors (excluding executive directors, etc.). Article 423, Paragraph 1 of the same Act). Provided, however, that the maximum amount of liability under such contract shall be the minimum amount of liability prescribed by laws and regulations.

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(Remuneration for Directors)

Article 31.	Remuneration, bonuses and other financial benefits to be received by Directors from the Company as consideration for the execution of their duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

(Number of Company Auditors)

Article 32.	The Company shall have no more than five (5) Corporate Auditors.

(Method of Election of Company Auditors)

Article 33.	Corporate Auditors shall be elected at a General Meeting of Shareholders.

(ii) The resolution for the election of Audit & Supervisory Board Members shall be based on the voting rights of the shareholders entitled to exercise their voting rights.

A resolution shall be adopted by a majority of the voting rights of the shareholders present at the meeting where shareholders holding one half or more of the voting rights are present.

(Company Auditors’ Terms of Office)

Article 34	The term of office of Audit & Supervisory Board Members shall be until the conclusion of the Annual General Meeting of Shareholders for the last business year ending within ten (10) years after their election.

②	The term of office of an Audit & Supervisory Board Member elected as a substitute for an Audit & Supervisory Board Member who retired before the expiration of his / her term of office shall be until the expiration of the term of office of the retired Audit & Supervisory Board Member.

(Full-time Company Auditors)

Article 35	The Board of Corporate Auditors shall appoint full-time Corporate Auditors by its resolution.

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(Notice of Calling of Board of Company Auditors)

Article 36	Notice of convocation of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Member at least three days prior to the date of the meeting. However, if there is an urgent need, the period may be shortened.

②	If the consent of all Audit & Supervisory Board Members is obtained, a meeting of the Audit & Supervisory Board shall be held without the convocation procedures.

It can be held.

(Method of Resolution of Board of Company Auditors Meeting)

Article 37	Unless otherwise provided for in laws and regulations, resolutions of the Board of Corporate Auditors shall be made by a majority of the Corporate Auditors.

(Minutes of Board of Company Auditors)

Article 38	A summary of the proceedings at meetings of the Board of Corporate Auditors, the results thereof, and other matters prescribed by laws and regulations shall be recorded in the minutes, and the Corporate Auditors present at the meeting shall affix their names and seals or electronic signatures thereto.

(Regulations of the Board of Company Auditors

Article 39	Matters relating to the Board of Corporate Auditors shall be governed by laws and regulations, these Articles of Incorporation, and the Regulations of the Board of Corporate Auditors determined by the Board of Corporate Auditors.

(Exemption from Liability of Company Auditors)

Article 40	The Company shall, in accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, appoint Audit & Supervisory Board Members (including former Audit & Supervisory Board Members) due to negligence of their duties. (Limited Liability for Damages) may be exempted by resolution of the Board of Directors to the extent permitted by laws and regulations.

②	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Corporate Auditors to limit their liability for damages under Article 423, Paragraph 1 of the same Act. However, the maximum amount of liability under the said contract shall be the minimum liability amount stipulated by laws and regulations.

(Remuneration for Company Auditors)

Article 41	Remuneration, etc. for Audit & Supervisory Board Members shall be determined by resolution of a General Meeting of Shareholders.

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Chapter 6 Accounting

(Business Year)

Article 42.	The business year of the Company shall be one year from January 1 to December 31 of each year.

(Record Date for Distribution of Surplus)

Article 43.	The record date for year-end dividends of the Company shall be December 31 of each year.

(Interim Dividends)

Article 44.	By a resolution of the Board of Directors, the Company shall pay dividends of surplus prescribed in Article 454, Paragraph 5 of the Companies Act (hereinafter referred to as the “Interim Dividend”) to shareholders, etc. who are entered or recorded in the final shareholder register as of June 30 of each year. ).

(Period for Exclusion of Liquidating Distribution, etc.)

Article 45.	In case that dividends are not received even after three full years have elapsed from the day of commencement of payment, the Company shall be released from its obligation of payment.

②	Accrued year-end dividends and interim dividends shall bear no interest.

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